Exhibit 5.13

CONSENT OF EXPERT

I, William H. Wulftange, of Yamana Gold Inc., hereby consent to the inclusion and incorporation by reference in this registration statement on Form F-10 of Yamana Gold Inc., including any amendments thereto and any documents incorporated by reference therein (the “Registration Statement”) of references to and information derived from mineral reserve estimates for the El Penon mine and the Minera Florida mine as at December 31, 2008 (collectively, the “Incorporated Information”).  I also consent to the reference to my name and to my involvement in the preparation of the Incorporated Information in this Registration Statement.

/s/ William H. Wulftange
Name:	William H. Wulftange, Professional Geologist
Title:	Director Technical Compliance

Date: March 31, 2009